Exhibit 10.35

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made as of May 19, 2011 (the “Effective Date”) by and between Oxygen Biotherapeutics, Inc., a Delaware corporation, with its principal place of business in North Carolina (the “Company”), and Michael B. Jebsen (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company as Chief Financial Officer pursuant to an Employment Agreement dated December 1, 2010 (the “Prior Agreement”);

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement by entering into this Agreement;

WHEREAS, the Company and the Executive desire to continue their employment relationship with respect to the Executive’s position as Chief Financial Officer pursuant to the terms and conditions of this Agreement; and

WHEREAS, as permitted under Section 8(b) of the Restricted Stock Agreement attached hereto as Attachment 1, the Company and the Executive understand that the Compensation Committee of the Company’s Board of Directors has determined that if the Company is required by federal, state, or local law to withhold from the Executive taxes of any kind with respect to the shares of restricted common stock awarded pursuant to this Agreement, the Executive may pay such amounts to the Company either in cash or by the surrender to the Company of vested Company common stock owned by the Executive having a fair market value equal to such amounts.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Employment.  The Company hereby employs the Executive and the Executive hereby accepts employment as Chief Financial Officer of the Company, upon the terms and conditions of this Agreement.  The Prior Agreement is superseded in all respects by this Agreement.

2. Duties.  The Executive will have such authority, and will faithfully perform all of the duties, normally associated with the position of Chief Financial Officer, including but not limited to all duties set forth in this Agreement, and all additional duties consistent with such position that are reasonably prescribed from time to time by the Chief Executive Officer of the Company.

The Executive shall devote such business time and attention as reasonably necessary to perform his duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that he, subject to his obligations hereunder, shall be permitted to make personal investments, perform reasonable volunteer services and serve on the boards of directors (or similar governing bodies) for non-profit entities and/or for-profit entities that are not competitors of the Company.

The Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect.  The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

3. Term.  Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until the one-year anniversary of the Effective Date (the “Initial Term”).  After the Initial Term, this Agreement shall automatically renew for successive one year terms on the same terms and conditions set forth herein unless:  (a) earlier terminated or amended as provided herein or (b) either party gives the other written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any renewal term of this Agreement.  The Initial Term of this Agreement and all applicable renewals thereof are referred to herein as the “Term.”

4. Compensation.  During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a) Base Salary.  The Executive shall receive an annual salary of Two Hundred and Ten Thousand and 00/100 Dollars ($210,000.00) (less applicable withholdings) (“Base Salary”) payable in accordance with the payroll policies of the Company as such policies may exist from time to time or as otherwise agreed upon by the parties.  The Chief Executive Officer shall review, on an annual basis, the Executive’s salary and may recommend an increase (but not a decrease) of such salary as the Chief Executive Officer deems appropriate, subject to approval by the Board of Directors (the “Board”).

(b) Bonuses.  Each fiscal year during the Term, the Executive shall be entitled to an annual bonus the amount of which is based on percentage achievement of annual goals set by the Company for such fiscal year (“Annual Bonus”), which shall be determined as of, and earned on, the last day of such fiscal year.  If the Executive achieves 100% of the annual goals, the Annual Bonus shall be fifty percent (50%) of his Base Salary.  There is no cap on the Annual Bonus for exceeding 100% of annual goals; for example, an achievement of 200% of annual goals would result in an Annual Bonus equal to one hundred percent (100%) of his Base Salary.  The Annual Bonus shall be paid in accordance with the Company’s regular bonus payment procedures, and, in all events, will be paid no later than sixty (60) days following the end of the fiscal year in which the Annual Bonus was earned.

(c) Benefits.  The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents, provided that the Executive meets the eligibility requirements thereof.  All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(d) Car Allowance.  The Executive shall be entitled to Eight Hundred and 00/100 Dollars ($800.00) per month for expenses incurred for the Executive’s use and maintenance of an automobile used, in part, by the Executive in the course of his employment hereunder.

(e) Vacation.  The Executive shall be entitled to paid vacation and paid time off as per current Company policy.

(f) Business Expenses.  The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive directly related to conduct of the business of the Company; provided that the Executive complies with the Company’s policies for the reimbursement or advancement of business expenses that are now or hereafter in effect.  The Company shall provide such payments or reimbursements within thirty (30) days following the Executive’s request for payment or reimbursement.

(g) Equity Awards.  The Executive shall be entitled to receive the following equity awards on the Effective Date of this Agreement, and on or about the first day of each fiscal year of the Company thereafter: (i) the Executive shall be entitled to receive Five Thousand (5,000) shares of restricted common stock of the Company, which shall vest in approximately equal monthly installments over a 12-month period, and (ii) if the Executive is then serving as the Corporate Secretary of the Company, the Executive shall be entitled to receive Three Thousand Six Hundred (3,600) shares of restricted common stock of the Company, of which 300 shares shall vest each month (in the 12-month period following the date of grant) during which the Executive served as the Corporate Secretary of the Company, each such award to be issued under the Company’s 1999 Amended Stock Plan, or any successor plan thereto (the “Equity Plan”), in accordance with the terms of the Restricted Stock Agreement attached hereto as Attachment 1.  The issuance of all restricted stock provided by this Agreement shall be subject to any delay resulting from the need to obtain stockholder approval to increase the number of shares available for issuance under said Equity Plan (the period of such delay, an “Equity Award Delay Period”) and subject to the Executive signing and returning a Restricted Stock Agreement, which shall govern the terms and conditions of such award.  As promptly as practicable following the conclusion of any Equity Award Delay Period, the Company shall issue to the Executive all restricted stock provided by this Agreement that was delayed as a result of the Equity Award Delay Period, with the portion thereof that would have been vested as of such issuance date had there been no Equity Award Delay Period being vested on such issuance date and the balance vesting in accordance with the vesting schedule provided in the applicable Restricted Stock Agreement.

5. Termination and Obligations of the Company upon Termination.  This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a) Termination upon Expiration of the Term.  This Agreement and the Executive’s employment by the Company shall terminate upon the expiration of the Term.

(b) Termination by the Executive.  The Executive may terminate this Agreement and his employment with the Company as follows:

(i) Voluntary Resignation.  For any reason thirty (30) days after written notice of the Executive’s resignation is received by the Company (“Voluntary Resignation”).

(ii) For Good Reason.  For purposes of this Agreement, the Executive’s termination of his employment will be deemed to have been for “Good Reason” if the Executive resigns within six (6) months of any of the following conditions having arisen without his prior written consent and after having given the Company written notice of the existence of such condition within ninety (90) days of the Executive’s knowledge of the existence of the condition and providing the Company with thirty (30) days to remedy the condition:

(A)	a material diminution in the Executive’s base salary;

(B)
a material diminution in the Executive’s authority, duties, or responsibility by the assignment to him of authority, duties, or responsibilities materially inconsistent with his position as Chief Financial Officer. Such material diminution shall include, without limitation, the termination and/or material reduction of the Executive’s staff reporting and available to the Executive without his express written consent;

(C)	the Executive’s place of employment is relocated by more than fifty (50) miles;

(D)	any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive; or

(E)
the occurrence of a Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all as described in Treas. Reg. 1.409A-3(i)(5), provided however, that replacement of two or more directors, rather than a majority of members of the Company's Board, shall be deemed to constitute a change in effective control of the Company.

(c) Termination by the Company.  The Company may terminate this Agreement and the Executive’s employment by the Company immediately upon written notice to the Executive (or his personal representative):

(i) Without Cause.  At any time and for any reason other than reasons set forth in Sections 5(c)(ii) (Death), (iii) (Disability) or (iv) (Cause) (“Without Cause”);

(ii) Death.  Upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death (“Death”);

(iii) Disability.  If the Executive is permanently disabled (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement.  For purposes of this Agreement, the Executive shall be considered permanently disabled when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that:  (a) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than one hundred eighty (180) calendar days measured from the last full day of work; or (b) by reason of mental or physical disability, it is unlikely that the Executive will be able, within one hundred eighty (180) calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement (“Disability”);

(iv) For “Cause”.  The term “Cause”, as used herein, shall mean:

(A)
Any material breach of the terms of this Agreement, or of any other written agreement with the Executive, by the Executive, which breach is not cured by the Executive within thirty (30) days after the Company provides the Executive with written notice specifying the nature of such breach;

(B)
The Executive’s material misappropriation of the Company’s tangible or intangible property, or material and intentional breach of the Confidentiality Agreement (provided, however, that for this purpose, the Executive will not be deemed to have breached the Confidentiality Agreement in connection with any disclosure made pursuant to a court order, subpoena or other legal obligation);

(C)
The Executive’s material failure to comply with the Company Policies or any other reasonable policies and/or directives of the Board, which failure is not cured by the Executive within thirty (30) days after the Company provides the Executive with written notice specifying the nature of such failure;

(D)
The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement;

(E)
Any dishonest or illegal action (including, without limitation, embezzlement) by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; or

(F)
The Executive’s intentional, reckless, or negligent failure to fully disclose any material conflict of interest the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company.

(d) Obligations upon Termination.

(i) Upon the termination of this Agreement and the Executive’s employment with the Company:  (A) pursuant to the expiration of the Term following the Executive’s notice of non-renewal pursuant to Section 3; (B) by the Executive pursuant to Section 5(b)(i) (Voluntary Resignation); or (C) by the Company pursuant to Section 5(c)(ii) (Death), (iii) (Disability) or (iv) (Cause), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive (or his estate or heirs) through the date of such termination.

(ii) Upon termination of this Agreement and the Executive’s employment with the Company, and, with respect to Sections 5(d)(ii)(B), (C) and (D), subject to the Executive’s execution of a release under Section 6 and compliance with his obligations under Section 7 of this Agreement:  (A) by the Company pursuant to Section 5(c)(i) (Without Cause); (B) pursuant to the expiration of the Term following the Company’s notice of non-renewal pursuant to Section 3; or (C) by the Executive pursuant to Section 5(b)(ii) (Good Reason), the Executive shall be entitled to:

(A)	payment of all compensation and other benefits payable to the Executive through the date of such termination;

(B)
payment of an amount equal to twelve (12) months of his then current Base Salary (less applicable withholdings), payable in a lump sum on the date immediately following the earlier of (i) the date on which the release of claims required by Section 6 becomes effective and non-revocable or (ii) the seventh (7th) day after the Executive’s termination of employment if the Company fails to provide the Executive with the release of claims on or before such seventh (7th) day;

(C)
a lump sum payment in an amount equal to the Annual Bonus the Executive would have received for the fiscal year in which such termination occurred had the Executive achieved 100% of the annual goals at the end of such fiscal year (less applicable withholdings) with such payment to be made on the same date as the payment under Section 5(d)(ii)(B) is made; and

(D)
reimbursement for premium payments he makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his and his family’s health insurance coverage under the Company’s group health insurance plan for twelve (12) months from the date of termination.  All reimbursements for COBRA premium payments shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than fifteen (15) months following the termination of the Executive’s employment.  Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility.  If the Executive desires COBRA coverage, the Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits.

6. Release of Claims.  Notwithstanding any provision of this Agreement to the contrary (other than the last sentence of this Section 6), the Company’s obligation to provide the payments and benefits under Section 5(d)(ii)(B),(C), and (D) of this Agreement is conditioned upon the Executive’s execution of an enforceable release of claims and his compliance with his obligations under Section 7 of this Agreement.  If the Executive chooses not to execute such a release or fails to comply with his obligations under Section 7 of this Agreement, then the Company’s obligation to compensate him (except pursuant to Section 5(d)(ii)(A)) ceases upon the termination of his employment except as to amounts due at the time.  The Company shall provide the release of claims to the Executive within seven (7) days of his separation from service, and the Executive must execute it within the time period specified in the release (which shall not be longer than forty five (45) days from the date of receipt).  Such release shall not be effective until any applicable revocation period has expired.  If the Company does not provide the release of claims to the Executive within seven (7) days of his separation of service, the Company shall be deemed to have forfeited its right to receive such release and, accordingly, shall provide the Executive with the payments and benefits under Section 5(d)(ii)(B)(C), and (D) on the eighth (8th) day after the Executive’s separation of service.

7. Confidential Information and Competitive Business Activities.  The Executive acknowledges that by virtue of his employment and position with the Company, he has or will have access to confidential information of the Company, including valuable information about its business operations and entities with which it does business in various locations, and has developed or will develop relationships with parties with whom it does business in various locations. The Executive also acknowledges that the confidential information provisions set forth in the Employee Non-Disclosure and Invention Assignment Agreement executed by the Executive on Jan. 14, 2010 (the “Confidentiality Agreement”), and the Competitive Business Activities provisions set forth in this Agreement, are reasonably necessary to protect the Company’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.

(a) Competitive Business Activities.  During his employment and for a period of one (1) year following the termination of his employment (regardless of the reason for termination), the Executive will not engage in the following activities:

(i) on the Executive’s own or on another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or in any other individual or representative or participating capacity, compete with the Company within the Restricted Territory, as defined below, in the development, manufacture, marketing, distribution, sale of, or research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, or selling, or to which the Company is directing research.  As of the date of this Agreement, the Company is researching, developing, manufacturing, marketing, distributing, and selling products focused on the delivery of oxygen to tissue including its current products, Oxycyte, Dermacyte, and Wundecyte;

(ii) within the Restricted Territory, be employed, or otherwise engaged, in (x) a management capacity, (y) other capacity providing the same services which the Executive provided to the Company, or (z) any capacity connected with competitive business activities, for any person or entity that competes with the Company;

(iii) solicit customers or prospective customers of the Company with whom the Executive had contact during the last twelve (12) months of his employment by the Company for the purpose of providing any service or selling any product that is competitive with the Company; or

(iv) offer employment to or otherwise solicit for employment any employee who has voluntarily terminated employment with the Company and who was employed by the Company during the last twelve (12) months of the Executive’s employment with the Company.

The restrictions set forth in Sections 7(a)(i) and (ii) apply to the following geographical areas (the “Restricted Territory”):  the continental United States; any state, including the District of Columbia, in which the Company is engaged in business; the State of North Carolina; a 100 mile radius of the Executive’s principal place of employment with the Company; within a 100 mile radius of the Company’s corporate headquarters in Morrisville, North Carolina.

Notwithstanding the foregoing, the Executive’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a company the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 7(a).

(b) Remedies.  The Executive acknowledges that his failure to abide by the Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Company for which legal remedies would be inadequate.  Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of the Executive’s failure to abide by the provisions set forth in Section 7(a): (i) the Company will be released of its obligations under this Agreement to make any post-termination payments; (ii) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for the Executive’s actual or threatened failure to abide by these provisions; (iii) the Executive will return all post-termination payments received pursuant to this Agreement; and (iv) the Executive will indemnify the Company for all expenses, including reasonable attorneys’ fees, incurred by it in successfully enforcing these provisions.  In the event that the Company exercises its right to discontinue payments under this provision and/or the Executive returns all post-termination payments received pursuant to this Agreement, the Executive shall remain obligated to abide by the Competitive Business Activities provisions set forth in this Agreement.

(c) Tolling.  The period during which the Executive must refrain from the activities set forth in Sections 7(a) shall be tolled during any period in which he fails, as determined by a court of competent jurisdiction, to abide by these provisions.

8. Representations and Warranties.

(a) The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company.  The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b) The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

9. Notices.  All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:  (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company’s Chief Executive Officer with receipt acknowledged; or (d) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to the Company:

Oxygen Biotherapeutics, Inc.
One Copley Parkway
Suite 490
Morrisville, NC 27560

If to the Executive:

Michael B. Jebsen
3717 Ralston Drive
Raleigh, NC 27609

10. Effect/Assignment.  This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and permitted assigns and the Executive and his personal representatives.  The Company may, without the consent of the Executive, assign this Agreement or delegate its obligations hereunder to any firm, entity, company or person (collectively, a “Person”) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, such Person or transfer all or substantially all of its properties or assets to such Person, provided such Person agrees in writing to assume and discharge the Company’s duties and obligations under this Agreement.  The Executive may not assign this Agreement or delegate his obligations hereunder without the prior written consent of the Company.

11. Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same.  Notwithstanding the foregoing, to the extent the Executive is entitled to an annual bonus related to the Company’s fiscal year ended April 30, 2011, the Company will pay the Executive such bonus in a lump sum in accordance with the Company’s bonus payment procedures, and, in any event, by no later than July 15, 2011.

12. Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13. Amendment and Waiver.  No provision of this Agreement, including the provisions of this Paragraph, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14. Construction.  This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, other than its rules with respect to choice of law.

15. Consent to Jurisdiction and Venue.  Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the Superior Court of Wake County, North Carolina or in the United States District Court for the Eastern District of North Carolina (assuming that such court has subject matter jurisdiction over such suit, action or proceeding).  Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

16. Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

17. Headings.  The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

18. Taxes.

(a) Section 409A of the Internal Revenue Code.

(i) Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A.

(ii) Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement relating to the payment of any amounts or benefits upon or following  a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(iii) Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(iv) Delayed Distribution to Key Employees.  If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that the Executive is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of the Executive’s employment (the “409A Delay Period”).  In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to the Executive during the 409A Delay Period shall be paid to the Executive in a lump sum cash amount in the month following the end of the 409A Delay Period.  For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.  If the Executive is identified as a Key Employee on an Identification Date, then Executive shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

(v) Indemnification.  If Executive should be assessed any tax liability by any domestic or foreign taxing authority as a result of the non-compliance with Section 409A (the tax liabilities, interest, and other related costs and expenses incurred thereunder or in connection therewith, the “409A Liabilities”), of any employment agreement, including, without limitation, this Agreement, engagement letter and/or any amendments thereto (the “Covered Agreements”) made by the Company with the Executive on or prior to the date hereof, then the Company shall indemnify the Executive to the full extent of such 409A Liabilities; provided, however, that the Company shall not indemnify the Executive for any portion of the 409A Liabilities to which the Executive would otherwise have been subject had the Covered Agreements been compliant with Section 409A (the “Non-Covered Liabilities”).  If the Company’s indemnification obligation under this Section 18(a)(v) is satisfied by the Company’s reimbursement to the Executive in an amount equal to the 409A Liabilities (or the then applicable portion thereof), such reimbursement shall be paid by the Company to the Executive no later than ten business days after Executive pays such 409A Liabilities (or the applicable portion thereof). If, subsequent to the Company’s payment or reimbursement of the 409A Liabilities, any portion of such liabilities shall become Non-Covered Liabilities, the Executive shall immediately reimburse the Company for such Non-Covered Liabilities.  For the avoidance of doubt, the 409A Liabilities shall be deemed to include, but are not limited to, any interest and penalties to which the Executive may be subject as a result of the 409A Liabilities, the reasonable fees and expenses of any accountants and/or attorneys engaged to assess any potential 409A Liabilities, negotiate the settlement thereof with applicable taxing authorities, assist in the preparation of Executive’s income tax returns or any amendments thereto which include any 409A Liabilities and/or assist the Executive with his response to any income tax audit that relates, in whole or in part, to any tax year that includes any 409A Liabilities, and any additional income tax resulting from the Company’s indemnification of Executive relating to the 409A Liabilities.

(b) Withholdings.  The Company shall withhold any amounts required from any payment due the Executive hereunder in accordance with state and federal tax law requirements.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Oxygen Biotherapeutics, Inc.

By:	/s/ Christian J. Stern
Christian J. Stern
Chief Executive Officer

Michael B. Jebsen

/s/ Michael B. Jebsen

Attachment 1

OXYGEN BIOTHERAPEUTICS, INC.
Restricted Stock Agreement

Name of Recipient:
Number of shares of restricted common stock awarded:
Grant Date:

Oxygen Biotherapeutics, Inc. (the “Company”) has selected you (the “Recipient”) to receive the restricted stock award described above, which is subject to the provisions of the Company’s 1999 Amended Stock Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement (the “Agreement”).  Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

OXYGEN BIOTHERAPEUTICS, INC.

By:
Name
Title

Accepted and Agreed:

__________________________
Michael B. Jebsen

OXYGEN BIOTHERAPEUTICS, INC.
Restricted Stock Agreement

The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

1. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.  Capitalized terms not defined herein shall have the meanings set forth in the Plan.

2. Issuance of Restricted Shares.

(a) The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of the director, employment or consulting services rendered and to be rendered by the Recipient to the Company.

(b) As promptly as practicable following the Grant Date, the Company shall issue one or more certificates in the name of the Recipient for the Restricted Shares.  Such certificate(s) shall initially be held on behalf of the Recipient by the Secretary of the Company. Following the vesting of any Restricted Shares pursuant to Section 3, below, the Secretary shall, if requested by the Recipient, deliver to the Recipient a certificate representing the vested shares.

(c) In lieu of the procedure in Section 1(b), at the Company’s option, the Restricted Shares may be transferred electronically by the Treasurer of the Company to the Company’s transfer agent to hold as custodian on behalf of Recipient in the transfer agent’s restricted stock ledger.  Following the vesting of any Restricted Shares pursuant to Section 3 below, the Treasurer shall notify the transfer agent to transfer such vested shares from its restricted stock ledger to its general stock ledger.

(d) The Recipient agrees that until vested, the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 4 of this Agreement and the restrictions on transfer set forth in Section 6 of this Agreement.

(e) All certificates representing unvested Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under applicable law.

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between Oxygen Biotherapeutics, Inc. (the “Corporation”) and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the Corporation.”

3. Vesting.  Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule: [____________].

4. Forfeiture of Unvested Restricted Shares Upon Cessation of Relationship.

In the event that the Recipient ceases to have a director, employment or consulting relationship with the Company for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company without the payment of any consideration to the Recipient, effective as of the date of cessation of the director, employment or consulting relationship.  The Recipient hereby authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing forfeited Restricted Shares and transfer ownership of such forfeited Restricted Shares to the Company, and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Recipient shall promptly execute and deliver the same to the Company.  The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.  If the Recipient is employed by a Subsidiary, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with the Subsidiary.

5. Change of Control.  Except as otherwise provided by the Board of Directors of the Company, in its discretion, prior to the occurrence of a Change of Control (as defined in the Plan), any Restricted Shares outstanding on the date such Change in Control is determined to have occurred that are not yet vested on such date shall become fully vested.

6. Restrictions on Transfer.

The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer  Restricted Shares: (a) to or for the benefit of any Family Member as such term is defined in the Plan, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 4 and the restrictions on transfer set forth in this Section 6) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation).  The Company shall not be required: (a) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement; or (b) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

7. Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders and to receive dividends and distributions with respect to such Restricted Shares; provided, however, that if any such dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.  Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

8. Tax Matters.

(a) Acknowledgments.  The Recipient acknowledges that he or she is responsible for obtaining the advice of his or her own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares.

(b) Section 83(b) Election; Withholding.  Upon grant of the Restricted Shares, the Recipient may elect to be taxed with respect to such award under Section 83(b) of the Code by filing an appropriate election form with the Internal Revenue Service within thirty (30) days of the grant of the Restricted Shares, in accordance with applicable Treasury Regulations.  If the Company is required by federal, state, or local law to withhold from the Recipient taxes of any kind with respect to the Restricted Shares, the Recipient will, no later than the date as of which any amount related to the Restricted Shares first becomes includable in Recipient’s gross income for federal income tax purposes, pay to the Company any such federal, state and local taxes (or make other arrangements satisfactory to the Committee regarding such payment).  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, as applicable, and the Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to the Recipient.

9. Miscellaneous.

(a) Authority of the Board.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Board of Directors of the Company or a designated committee of the Board (collectively, the “Board”) shall have all of the authority,  discretion, and protections provided for in the Plan.  All decisions and actions by the Board with respect to this Agreement shall be made in the Board’s discretion and shall be final and binding on the Recipient.

(b) No Right to Continued Relationship.  The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued relationship with the Company as a director, employee or consultant, this Agreement does not constitute an express or implied promise of such a continued relationship or confer upon the Recipient any rights with respect to such a continued relationship.

(c) Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of North Carolina without regard to any applicable conflicts of laws provisions.

(d) Securities Matters. The Recipient agrees to make or enter into such written representations, warranties, and agreements relating to the Restricted Shares as the Board may reasonably request in order to comply with applicable securities laws.

(e) Recipient’s Acknowledgments.  The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.